EXHIBIT 99.1

CONTACT:          STEPHEN THERIOT

                                (201) 587-1000

210 Route 4 East
Paramus, NJ, 07652

FOR IMMEDIATE RELEASE – April 22, 2014

Vornado Announces its Equity in the Earnings of Toys “R” Us’ Fourth Quarter and

Offsetting Impairment Loss

         PARAMUS, NEW JERSEY,..…. Vornado announced today that in its first quarter ended March 31, 2014 it has recognized its 32.6% share of the equity in the earnings of Toys’ fourth quarter totaling $75,196,000 and a corresponding non-cash impairment loss of the same amount in order to continue to report its Toys investment at its estimated fair value of $80,062,000.  Vornado’s income applicable to Toys after the impairment loss in the quarter ended March 31, 2014 is $1,847,000, or $0.01 per diluted share, representing management fees earned and received.  Vornado’s income applicable to Toys in the quarter ended March 31, 2013 was $1,759,000, or $0.01 per diluted share.

         Vornado’s share of Toys’ Funds From Operations (“FFO”) after the impairment loss is $9,267,000 (which represents depreciation), or $0.05 per diluted share, compared to $16,685,000, or $0.08 per diluted share in the quarter ended March 31, 2013.  Vornado’s share of Toys FFO will be treated as non-comparable in all periods presented.

         The business of Toys is highly seasonal; historically, Toys’ fourth quarter net income accounts for more than 80% of its fiscal year net income.

         Attached is a summary of Toys’ financial results and Vornado’s 32.6% share of its equity in Toys’ net income, as well as reconciliations of net income to earnings before interest, taxes, depreciation and amortization (“EBITDA”) and FFO.

         Vornado Realty Trust is a fully-integrated equity real estate investment trust.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

Toys "R" Us, Inc.
Condensed Consolidated Statements of Operations – Unaudited

	For the Quarter Ended
	February 1, 2014		February 2, 2013
(Amounts in thousands)	Results on a Historical Basis	Results on Vornado’s Purchase Price Accounting Basis	Results on Vornado’s Purchase Price Accounting Basis
Net sales	$5,267,000	$5,267,000	$5,770,000
Cost of sales	3,594,000	3,594,000	3,801,000
Gross margin	1,673,000	1,673,000	1,969,000

Selling, general and administrative expenses	1,275,000	1,265,400	1,302,200
Depreciation and amortization	101,000	101,200	116,600
Intangible asset impairment	-	95,000	-
Goodwill impairment	378,000	17,500	-
Other expense (income), net	10,000	17,000	(3,100)
Total operating expenses	1,764,000	1,496,100	1,415,700
Operating (loss) earnings	(91,000)	176,900	553,300
Interest expense	(105,000)	(106,800)	(132,500)
Interest income	1,000	1,000	4,000
(Loss) earnings before income taxes	(195,000)	71,100	424,800
Income tax expense (benefit)	12,000	(14,400)	182,800
Net (loss) earnings	(207,000)	85,500	242,000
Less: Net earnings attributable to noncontrolling interest	3,000	3,000	1,000
Net (loss) earnings attributable to Toys “R” Us, Inc.	$(210,000)	$82,500	$241,000

Vornado’s 32.6% share of Toys’ net earnings		$26,936	$78,542
Reversal of Vornado’s 32.6% share of asset impairments and obsolete inventory write-down included in Toys’ net earnings which Vornado previously recognized in the impairment of its investment, net of tax		48,260	-
Vornado’s 32.6% share of the equity in the earnings of Toys		75,196	78,542
Impairment loss		(75,196)	(78,542)
Management fee from Toys		1,847	1,759
Total Vornado net income from its investment in Toys		$1,847	$1,759

See page 3 for a reconciliation of net income to FFO.

Reconciliation of Vornado’s net income from its investment in Toys to EBITDA (1):
Net income		$1,847	$1,759
Interest and debt expense		38,549	43,182
Depreciation and amortization		26,924	37,674
Income tax expense		18,077	59,346
Vornado’s share of Toys’ EBITDA (1)		$85,397	$141,961

_________________

(1)     EBITDA represents “Earnings Before Interest, Taxes, Depreciation and Amortization.” Management considers EBITDA a supplemental measure for making decisions and assessing the unlevered performance of its segments as it relates to the total return on assets as opposed to the levered return on equity.  EBITDA should not be considered a substitute for net income. EBITDA may not be comparable to similarly titled measures employed by other companies.

Toys "R" Us, Inc.
Funds From Operations - Unaudited

(Amounts in thousands)	For the Quarter Ended
	February 1, 2014	February 2, 2013
Reconciliation of Vornado's net income from its investment in Toys to FFO (1):
Net income	$1,847	$1,759
Depreciation and amortization of real property	11,415	19,326
Real estate impairment losses	-	3,650
Income tax effect of above adjustments	(3,995)	(8,050)
Vornado's share of Toys’ FFO (1)	$9,267	$16,685

     _________________

(1)        FFO is computed in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of depreciated real estate assets, real estate impairment losses, depreciation and amortization expense from real estate assets, extraordinary items and other specified non-cash items, including the pro rata share of such adjustments of unconsolidated subsidiaries.  FFO and FFO per diluted share are used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions.  FFO does not represent cash generated from operating activities and is not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income as a performance measure or cash flows as a liquidity measure.  FFO may not be comparable to similarly titled measures employed by other companies.

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